FOR IMMEDIATE RELEASE. . . . . . . . . . . . . . February 28, 1996

Richmond, Virginia. . . . . . . . . . . . Contacts:Robert L.Massey
                                                     Mark E. Hills
                                                      804/746-4120



     Consumat Systems, Inc. (NASDAQ Bulletin Board:CSMT), the Richmond, Virginia based incineration and pollution control equipment manufacturer, announced today that its Second Amended Plan of Reorganization has been confirmed by the United States Bankruptcy Court for the Eastern District of Virginia in Richmond. Robert L. Massey, President and Chief Executive Officer of Consumat stated that "the votes from both our creditors and our stockholders were overwhelmingly in favor of the Plan".

     As previously reported, the Company filed for protection under Chapter 11 of the United States Bankruptcy Code on October 6, 1995. The filing was precipitated by several pieces of protracted litigation and difficulty in raising capital due to the litigation. Sirrom Capital Corporation (Sirrom), a small business investment company based in Nashville, Tennessee, has provided $1 million in capital to the Company during the bankruptcy case. Sirrom has agreed to provide an additional $500,000 to the Company to fund the Plan of Reorganization and to fund the future growth of the business.

     The Company also announced preliminary unaudited results for the year ended December 31, 1995, which indicate net income of $89,126 on revenues of $4,399,309. Audited results for this period should be released prior to the end of March. Mr. Massey stated that "we are very pleased with these results since they were achieved despite significant professional fees associated with litigation and the bankruptcy". He further stated that "the quarter ended December 31, 1995 was the sixth consecutive quarter of profitable operations and backlog has continued to improve with the infusion of new capital".